EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Netflix, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-89024, 333-104250, 333-113198, 333-123501 and 333-136403) of Netflix, Inc. of our reports dated February 27, 2007, relating to the consolidated balance sheets of Netflix, Inc. and subsidiary as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in this December 31, 2006 annual report on Form 10-K of Netflix, Inc.

/s/    KPMG LLP

Mountain View, California

February 27, 2007